Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL:	GISX
Tuesday, October 26, 2004	TRADED:	Nasdaq

GLOBAL IMAGING REPORTS RECORD SECOND QUARTER REVENUES AND EARNINGS

Diluted EPS of $.58 Compares with $.48 a Year Ago;

EBITDA Up 22 Percent to $31 Million

TAMPA, Fla., Oct. 26–Global Imaging Systems, Inc. today announced that results for its second fiscal quarter ended September 30, 2004 set new record highs for quarterly revenues, operating income, net income and earnings per share. Compared to the prior year second quarter results, revenues were up 24 percent to $233.5 million versus $189.1 million, operating income increased 24 percent to $26.6 million from $21.4 million, net income was up 28 percent to $14.6 million from $11.4 million, and diluted earnings per share were 58 cents versus 48 cents a year ago. Earnings before interest, taxes, depreciation and amortization (EBITDA) reached $31.0 million, up 22 percent from $25.3 million for the second quarter a year ago.

For the six months ended September 30, 2004, revenues were up 21 percent to $445.5 million versus $369.2 million, operating income increased 25 percent to $51.6 million from $41.1 million, net income was up 75 percent to $27.5 million from $15.7 million, and diluted earnings per share were $1.10 versus 69 cents compared with the first half last year. The latest six months’ results reflect lower interest expense and include a $1.7 million first-quarter pretax loss on early extinguishment of debt while the year-ago results includes a similar $8.4 million pretax charge. Adjusted EBITDA totaled $59.7 million, up 22 percent from $48.8 million for the first half a year ago.

Tom Johnson, chairman and CEO of Global Imaging Systems, said, “We just completed a record quarter where revenues exceeded our guidance, EPS and internal revenue growth were on target, and quarterly EBITDA surpassed the $30 million mark for the first time. Since Global’s initial public offering in June 1998, we have reported 25 consecutive quarters of positive internal growth in our automated office equipment business.”

Mr. Johnson said. “Our combined internal revenue growth rate was four percent for the second quarter. Internal growth for automated office equipment, primarily copiers, showed a one percent increase, and the technology side of our business grew at a 10 percent rate in the second quarter. We remain ahead of our external growth goal to acquire, on average, $60 to $100 million in annualized revenues each year for the three-year period ending March 2006.”

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The CEO said, “Integration of acquired companies is progressing as planned, and we continue to see the benefits from our disciplined approach to asset management. Customer accounts receivable days sales outstanding (DSO) were reduced from 39 to 37 days during the second quarter.”

He added, “We improved inventory turns to a 5.7 annualized level despite large buys at the end of the quarter to take advantage of special vendor pricing. We also made progress toward a better balance of inventories at some of our recently acquired operations.”

Looking forward, Mr. Johnson said, “We expect total revenue growth, including acquisitions to date, to be in the 24-to-28 percent range for our fiscal 2005 third quarter. We believe that diluted earnings per share for the quarter should be in the range of 58 to 61 cents. This would compare with diluted EPS of 50 cents in the corresponding quarter last year.”

The company’s second quarter conference call is scheduled for this morning, October 26, at 10:00 a.m. ET, and the third quarter conference call is scheduled for January 25, 2005, at 10:00 a.m. ET. You may access each call through a live webcast by using the link provided on the company’s Internet home page at www.global-imaging.com. Each webcast will be archived and available on the investor relations page of the company’s website.

Global Imaging Systems offers thousands of middle-market customers a one-stop shop for office technology solutions from 174 locations in 30 states and the District of Columbia. The company provides a broad line of office technology solutions including the sale and service of automated office equipment, network integration services and electronic presentation systems. The company is also a disciplined, profitable consolidator in the highly fragmented office technology solutions industry.

This press release includes presentations of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA. Adjusted EBITDA represents EBITDA adjusted for the loss on early extinguishment of debt. EBITDA is a measure commonly used by the capital markets to value enterprises. Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Global and other companies. EBITDA is also a useful measure of the company’s ability to service debt and is one of the measures used for determining debt covenant compliance. Management believes EBITDA and adjusted EBITDA information is useful to investors for these reasons. Both EBITDA and adjusted EBITDA are non-GAAP financial measures and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure is net income and has provided a reconciliation of EBITDA and adjusted EBITDA to net income in this press release.

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This news release contains forward-looking statements and statements based on forward-looking information, including statements relating to Global’s expected future acquisitions, future revenue growth and future diluted earnings per share. These statements include the words “expect,” “believe,” variations of such words, and similar expressions which are intended to identify such forward-looking statements. These statements are based on numerous assumptions and are subject to uncertainties and risks. Actual results could differ materially. Factors that might cause Global’s results to differ materially include risks relating to the pace of recovery in the economy; rising interest rates; Global’s debt and debt service obligations; the challenge of integrating acquired businesses; the need for funding acquisitions; Global’s ability to close acquisitions in a timely and cost-effective manner; the need for skilled employees; rapid technological change in Global’s industry; dependence on suppliers; and high levels of competition. Most of these risks are discussed in more detail under the caption “Risk Factors” in Global’s annual report on Form 10-K for the year ended March 31, 2004.

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FOR FURTHER INFO:	Tom Johnson, Chairman and Chief Executive Officer, or
Ray Schilling, Senior Vice President and Chief Financial Officer
Global Imaging Systems, Inc.
813/960-5508
-or-
Investor Relations Consultants, Inc.
727/781-5577
E-mail: gisx@mindspring.com

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in thousands except per-share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Equipment and supplies sales	$177,539	$144,034	$335,410	$278,852
Service and rentals	55,979	45,033	110,126	90,387

Total revenues	233,518	189,067	445,536	369,239
Costs and operating expenses:
Cost of equipment and supplies sales	113,201	95,079	213,833	183,461
Service and rental costs	29,381	23,232	56,670	46,538
Selling, general and administrative expenses	63,748	49,182	122,726	97,839
Intangible asset amortization	626	137	751	283

Total costs and operating expenses	206,956	167,630	393,980	328,121

Income from operations	26,562	21,437	51,556	41,118
Loss on early extinguishment of debt	—	—	1,655	8,433
Interest expense	2,938	2,645	5,494	6,787

Income before income taxes	23,624	18,792	44,407	25,898
Income taxes	9,001	7,404	16,919	10,218

Net income	$14,623	$11,388	$27,488	$15,680

Net income per common share:
Basic	$0.64	$0.53	$1.21	$0.73

Diluted(a)	$0.58	$0.48	$1.10	$0.69

Weighted average number of shares outstanding:
Basic	22,962	21,486	22,692	21,388
Diluted	25,911	24,433	25,724	23,670

(a)    The calculation of diluted earnings per common share for the three months ended September 30, 2004 and 2003 assumes the conversion of convertible notes issued in May 2003 resulting in 2,407 additional shares for both quarters. For the six months ended September 30, 2004 and 2003, the calculation includes 2,407 and 1,802 additional shares, respectively. For purposes of diluted earnings per common share, net income for the three months ended September 30, 2004 and 2003 includes the addback of $442 and $434, respectively, representing interest and financing fee expense, net of taxes, associated with the convertible notes. For the six months ended September 30, 2004 and 2003, net income includes the addback of $885 and $646, respectively,

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:
Net income	$14,623	$11,388	$27,488	$15,680
Income taxes	9,001	7,404	16,919	10,218
Interest expense	2,938	2,645	5,494	6,787
Amortization	626	137	751	283
Depreciation	3,814	3,744	7,438	7,448

EBITDA	31,002	25,318	58,090	40,416
Loss on early extinguishment of debt	—	—	1,655	8,433

Adjusted EBITDA	$31,002	$25,318	$59,745	$48,849

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2004	March 31, 2004
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$24,622	$47,266
Accounts receivable, net	104,011	81,262
Inventories	91,556	70,898
Other current assets	14,032	8,776

Total current assets	234,221	208,202
Rental equipment, net	16,762	15,416
Property and equipment, net	11,791	10,180
Goodwill and other assets	496,345	363,975

Total assets	$759,119	$597,773

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$78,344	$73,068
Current maturities of long-term debt	2,170	1,479
Deferred revenue	27,230	22,514
Income taxes payable	11,114	4,776

Total current liabilities	118,858	101,837
Deferred income taxes	30,147	15,936
Long-term debt, less current maturities	263,934	195,184

Total liabilities	412,939	312,957
Total stockholders’ equity	346,180	284,816

Total liabilities and stockholders’ equity	$759,119	$597,773

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Six Months Ended September 30,
	2004	2003
OPERATING ACTIVITIES:
Net income	$27,488	$15,680
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,438	7,448
Amortization	751	283
Amortization of financing fees	512	621
Tax benefit of stock option exercises	2,280	—
Non-cash portion of loss on early extinguishment of debt	1,655	3,058
Deferred income tax expense	1,468	1,966
Unearned stock-based compensation expense	235	235
Changes in operating assets and liabilities, net of amounts acquired in purchase business combinations:
Accounts receivable	(6,922)	(5,052)
Inventories	(8,056)	7,515
Other current assets	(1,709)	(60)
Other assets	(784)	(322)
Accounts payable and accrued liabilities	(8,772)	(16,240)
Deferred revenue	(345)	(486)
Income taxes payable	6,815	4,251

Net cash provided by operating activities	22,054	18,897
INVESTING ACTIVITIES:
Proceeds from related party notes receivable	400	—
Purchases of property, equipment and rental equipment, net of proceeds from disposals	(8,033)	(10,275)
Purchases of businesses, net of cash acquired	(109,035)	(5,907)

Net cash used in investing activities	(116,668)	(16,182)
FINANCING ACTIVITIES:
Net payments on revolving line of credit	(37)	(26,541)
Net payments on other long-term debt	(522)	(68,257)
Proceeds from issuance of long-term debt	70,000	140,000
Redemption and retirement of notes	—	(100,000)
Issuance of convertible notes	—	57,500
Financing fees paid	(1,367)	(5,689)
Stock options exercised	3,896	3,486

Net cash provided by financing activities	71,970	499

Net (decrease) increase in cash and cash equivalents	(22,644)	3,214
Cash and cash equivalents, beginning of period	47,266	11,343

Cash and cash equivalents, end of period	$24,622	$14,557

Non-cash investing activities:
Stock issued for business purchases	$27,277	$314

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